EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER ANNOUNCES ELECTION OF NEW BOARD MEMBER

WILMINGTON, Mass., October 16, 2006 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, today announced that Daniel E. Kletter has been elected to Beacon’s Board of Directors. In addition to his Board duties, Mr. Kletter will also serve on the Audit Committee.

Currently an independent consultant, Mr. Kletter has more than 28 years of operating management, acquisition and Director experience. From 1999 until 2001 he was with ING-BARINGS/ABN-AMRO, where he was Managing Director in the Industrial Manufacturing and Technology Group. Prior to this he had a 33-year career with Ingersoll-Rand Company, where from 1994-1999 he was Corporate Vice President - Mergers, Acquisitions and Divestitures. While at Ingersoll-Rand, Mr. Kletter also held positions including President of the global Construction and Mining Group; General Manager - Portable Compressor Division; General Manager - Road Machinery Division, and others.

“Dan Kletter has a diverse background in global manufacturing, as well as strong financial management experience, including mergers and acquisitions,” said Bill Capp, Beacon Power President and CEO. “His knowledge and expertise will be a great asset to the Board as we continue to move forward with our next-generation flywheel development and the construction of large-scale frequency regulation plants.”

Mr. Kletter was Chairman of the Construction Industry Manufacturers Association and an executive board member of the American Road and Transportation Builders Association and the International Road Federation. He was also a board member of the Road Information Program, New Jersey Alliance for Action, and is currently a board member of Power Curbers, Inc. and Bil-Jax, Inc. He holds an MBA from Northwestern University and a B.S. in Mechanical Engineering from the University of Notre Dame.

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now being demonstrated on a scale-power level in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a history of losses and anticipated continued losses from operations; a need to raise additional capital in order to continue as a going concern, combined with a questionable ability to do so; the future issuance of debt or equity securities to obtain financing, which may adversely affect our stockholders; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; limited experience manufacturing any product and no experience supplying frequency regulation services on a commercial basis; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertain ability to enforce contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully completing product development; dependence on third-party suppliers and volatility in the price and availability of carbon fiber and other materials necessary to manufacture our flywheel systems; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; any failure to protect our intellectual property; our ability to retain or attract key executive officers and technical personnel; the recent volatility in the stock prices of companies operating in our sector; the effect of fluctuations in energy prices on the pricing of frequency regulation services; the possibility that our anti-takeover defenses could delay or prevent an acquisition and could adversely affect the price of our stock; the impact of new sources of energy on the demand for frequency regulation services; and the potentially dilutive effect on our stock price of the exercise of outstanding options and warrants. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.